EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-108735 of Merchants and Manufacturers Bancorporation, Inc. on Form S-8 of our report dated July 13, 2007 appearing in this Annual Report on Form 11-K of Merchants and Manufacturers Bancorporation 401(k) Salary Savings Plan for the year ended December 31, 2006.

/s/  McGladrey & Pullen, LLP

Madison, Wisconsin
July 13, 2007